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                                                                    Exhibit 23.1



                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Corrpro Companies, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-58376) on Form S-8 of Corrpro Companies, Inc. and subsidiaries (Company) of our reports dated August 9, 2002, relating to the consolidated balance sheets of Corrpro Companies, Inc. and subsidiaries as of March 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2002, which report appears in the March 31, 2002 Annual Report on Form 10-K/A of Corrpro Companies, Inc.

Our report dated August 9, 2002 contains an explanatory paragraph that states the Company was not in compliance with certain financial covenants contained in its banking agreements. This matter raises substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our report dated August 9, 2002 refers to the restatement of the consolidated balance sheet as of March 31, 2001, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended.


/s/ KPMG LLP

Cleveland, Ohio
August 9, 2002